Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:
July 23, 2013
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE 2nd QUARTER ENDED JUNE 30, 2013

MINDEN, LA. – July 23, 2013-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended June 30, 2013 of $869,000 or $0.36 per diluted share, as compared to net income of $755,000 or $0.31 per diluted share for the quarter ended June 30, 2012. The $114,000 or 15.1% increase reflects a $72,000 increase in net interest income and a $20,000 increase in non-interest income, decreases in non-interest expense and the provision for loan losses of $1,000 and $8,000, respectively. Additionally, income tax expense decreased by $13,000 for the quarter ended June 30, 2013 as compared to the quarter ended June 30, 2012 primarily due to increased income from tax-free municipals.

The Company reported net income of $1.7 million or $0.69 per diluted share for the six months ended June 30, 2013, an increase of $220,000 or 15.3% as compared to net income of $1.4 million or $0.59 per diluted share for the six months ended June 30, 2012.

Total assets decreased $7.8 million or 2.8% to $268.7 million at June 30, 2013 compared to $276.5 million at December 31, 2012. The decrease primarily reflected a $17.4 million decrease in cash and cash equivalents partially offset by a $2.0 million increase in investment securities and a $7.9 million increase in net loans. Total deposits decreased by $7.5 million or 3.2% to $226.5 million at June 30, 2013. The decrease in deposits reflected normal seasonal withdrawals.

Stockholders’ equity increased by $234,000 or 0.6% to $40.6 million at June 30, 2013 as compared to $40.3 million at December 31, 2012. The increase was in part due to net income of $1.7 million and the exercise of stock options of $179,000 for the six months ended June 30, 2013. Stockholders’ equity was reduced by other comprehensive loss of $1.5 million and the purchase of treasury stock in the amount of $35,000. Stockholders’ equity amounted to $17.09 per share at June 30, 2013.

Net interest income for the three months ended June 30, 2013 increased $72,000 or 3.5% to $2.2 million as compared to $2.1 million for the same period in 2012. Net interest income increased $118,000 or 2.9% to $4.2 million for the six months ended June 30, 2013 as compared to $4.1 million for the same period in 2012. The increase in net interest income for the three and six months ended June 30, 2013 reflected an increase in interest income of $54,000 and $75,000, respectively, primarily due to loan growth combined with decreases of $18,000 and $43,000 in interest expense for the three and six months ended June 30, 2013. Interest expense decreases are a reflection of the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $22,000 and $45,000 for the three and six months ended June 30, 2013, respectively. At June 30, 2013, the Company’s total nonperforming assets and troubled debt restructurings amounted to $592,000 or 0.2% of total assets as compared to $1.4 million or 0.5% at December 31, 2012.

Total non-interest income increased from $194,000 and $364,000 for the three and six months ended June 30, 2012 to $214,000 and $415,000 for the three and six months ended June 30, 2013. The increases primarily reflect an increase in customer service fees.

Non-interest expense was $1.1 million and $2.2 million for both the three and six month periods ended June 30, 2013 and 2012.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 103 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	June 30,	December 31,
	2013	2012

Total assets	$268,660	$276,491
Cash and cash equivalents	16,871	34,290
Investment securities	90,238	88,188
Loans receivable – net	154,359	146,481
Deposits	226,489	233,963
Total stockholders' equity	40,559	40,325

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest income, including fees	$2,468	$2,414	$4,846	$4,771
Interest expense	311	329	619	662
Net interest income	2,157	2,085	4,227	4,109
Provision for loan losses	22	30	45	60
Net interest income after
provision for loan loss	2,135	2,055	4,182	4,049
Total non-interest income	214	194	415	364
Total non-interest expenses	1,114	1,115	2,174	2,230
Income before income taxes	1,235	1,134	2,423	2,183
Income tax expense	366	379	762	742
NET INCOME	$869	$755	$1,661	$1,441

EARNINGS PER SHARE
Basic	$0.38	$0.33	$0.73	$0.63
Diluted	$0.36	$0.31	$0.69	$0.59